Exhibit 99.1

April 16, 2020

FOR IMMEDIATE RELEASE

Stein Mart and Kingswood Announce Mutual Termination of Merger Agreement

JACKSONVILLE, Fla. & LOS ANGELES - Stein Mart, Inc. (NASDAQ: SMRT) (“Stein Mart”) and Kingswood Capital Management, L.P. (“Kingswood”) today announced that the parties have mutually agreed to terminate their merger agreement, previously announced on January 31, 2020, under which an affiliate of Kingswood was to acquire all of the outstanding common stock of Stein Mart not already beneficially owned by affiliates of Jay Stein, Stein Mart’s former CEO and current Chairman of the Board of Directors, and related investors.
The termination was approved by the Stein Mart Board of Directors (other than Mr. Stein) acting on the recommendation of the Special Committee of independent directors that oversaw negotiation of the merger agreement, and is in response to the unpredictable economic conditions resulting from the global health crisis caused by the coronavirus (COVID-19) pandemic, uncertainty regarding Stein Mart’s ability to satisfy the conditions to closing, and the substantial expense to Stein Mart of soliciting shareholder approval for a transaction which is unlikely to close.
In a joint statement, Richard L. Sisisky, Stein Mart Board member and Chairman of the Special Committee, and Alex Wolf, Managing Partner of Kingswood, said, “While we both believed in the benefits of the proposed transaction, we have mutually concluded after careful consideration that given the current environment and significant uncertainty, it would not be prudent to continue to pursue the transaction.”
Neither party will be required to pay the other a termination fee as a result of the mutual decision to terminate the agreement.
About Stein Mart
Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day. The company operates 281 stores across 30 states. For more information, please visit www.SteinMart.com.
About Kingswood
Kingswood Capital Management, L.P. is a private investment firm primarily focused on investing in businesses in transition. In addition to access to capital, Kingswood brings relevant industry relationships and a broad network of internal and external operating resources that can strengthen the businesses it partners with and enhance value. Kingswood has extensive experience with complex transactions where it provides tailored solutions that ensure the best outcome for all constituents.

Forward-Looking Statements
Certain statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Stein Mart does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: loss of business or supply chain disruptions caused by the coronavirus (COVID-19), dependence on our ability to purchase merchandise at competitive terms through relationships with our vendors and their factors, consumer sensitivity to economic conditions and world events, competition in the retail industry, changes in fashion trends and consumer preferences, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, increases in the cost of compensation and employee benefits, impacts of seasonality, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for Ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Stein Mart’s filings with the SEC.

Stein Mart Contact:
Linda L. Tasseff
Director of External Communications
and Investor Relations
ltasseff@steinmart.com
(904) 858-2639
Kingswood Capital Contact:
Lauren Pan
Head of Administration
lpan@kingswood-capital.com
(424) 291-2811